SMALLCAP WORLD FUND, INC.

                             ARTICLES SUPPLEMENTARY

 SMALLCAP World Fund, Inc., a Maryland corporation having its principal office in Baltimore, Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: (a) The Board of Directors of the Corporation has divided and further classified the unissued shares of the authorized common stock of the Corporation into 10 additional classes, designated "Class R-1", "Class R-2", "Class R-3", "Class R-4", "Class R-5", "Class 529-A", "Class 529-B", "Class 529-C", "Class 529-E"and "Class 529-F". The remaining shares of common stock, including the shares currently issued and outstanding, shall consist of the previously designated Class A, Class B, Class C and Class F shares. The authorized shares of each such class of common stock shall consist of the sum of (x) the outstanding shares of that class and (y) one-fourteenth (1/14) of the authorized but unissued shares of all classes of common stock; PROVIDED HOWEVER, that in the event application of the above formula would result, at the time, in fractional shares of one or more classes, the number of authorized shares of each such class shall be rounded down to the nearest whole number of shares; and PROVIDED, FURTHER, that at all times the aggregate number of authorized Class A, Class B, Class C, Class F, Class R-1, Class R-2, Class R-3, Class R-4, Class R-5, Class 529-A, Class 529-B, Class 529-C, Class 529-E and Class 529-F shares of common stock shall not exceed the authorized number of shares of common stock (I.E., 800,000,000 shares) until changed by action of the Board of Directors in accordance with Section 2-208.1 of the Maryland General Corporation Law).

  (b) The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the Class A, Class B, Class C and Class F shares are set forth in the Charter of the Corporation. The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the Class R-1, Class R-2, Class R-3, Class R-4, Class R-5, Class 529-A, Class 529-B, Class 529-C, Class 529-E and Class 529-F shares of the Corporation are set forth below.

SECOND: Except to the extent provided otherwise by the Charter of the Corporation, all classes of shares of the Corporation shall represent an equal proportionate interest in the assets of the Corporation (subject to the liabilities of the Corporation) and each share shall have identical voting, dividend, liquidation and other rights; PROVIDED, HOWEVER, that notwithstanding anything in the Charter of the Corporation to the contrary:
(i) Each class of shares of the Corporation may be issued and sold subject to different sales loads or charges, whether initial, deferred or contingent, or any combination thereof, as may be established from time to time by the Board of Directors in accordance with the Investment Company Act of 1940 and applicable rules and regulations of self-regulatory organizations and as shall be set forth in the applicable prospectus for the shares;

(ii) Expenses, costs and charges which are determined by or under the supervision of the Board of Directors to be attributable to the shares of a particular class may be charged to that class and appropriately reflected in the net asset value of, or dividends payable on, the shares of that class;

(iii) On a business day no later than the fifteenth day of the first calendar month following the expiration of a 96-month period commencing on the first calendar month during which Class 529-B shares were purchased by a holder thereof, such shares (as well as a pro rata portion of any Class 529-B shares purchased through the reinvestment of dividends or other distributions paid on all Class 529-B shares held by such holder) shall automatically convert to Class 529-A shares on the basis of the respective net asset values of the Class 529-B shares and the Class 529-A shares on the conversion date; PROVIDED, HOWEVER, that the Board of Directors, in its sole discretion, may suspend the conversion of Class 529-B shares if any conversion of such shares would constitute a taxable event under federal income tax law (in which case the holder of such Class 529-B shares shall have the right to exchange from time to time any or all of such Class 529-B shares held by such holder for Class 529-A shares on the basis of the respective net asset values of the Class 529-B shares and the Class 529-A shares on the applicable exchange date and without the imposition of a sales charge or fee); and PROVIDED, FURTHER, that conversion (or exchange) of Class 529-B shares represented by stock certificates shall be subject to tender of such certificates; and

(iv) Subject to the foregoing paragraph and provisions in the Charter of the Corporation pertaining to the exchange rights of Class B and Class C shares, each class of shares of the Corporation may have such different exchange rights as the Board of Directors shall provide in compliance with the Investment Company Act of 1940.

THIRD: The foregoing amendment to the Charter of the Corporation does not increase the authorized capital stock of the Corporation.

FOURTH: The aforesaid shares have been duly classified by the Board of Directors pursuant to authority and power contained in the Charter of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its President and attested by its Secretary on this 9th day of January, 2001.

       SMALLCAP WORLD FUND, INC.
By:    /s/ Gregory W. Wendt
 Gregory W. Wendt
 President
ATTEST:

By:      /s/ Chad L. Norton
Chad L. Norton
Secretary

The undersigned, President of SMALLCAP World Fund, Inc. who executed on behalf of said Corporation the foregoing Articles Supplementary of which this certificate is made a part, hereby acknowledges in the name and on behalf of the Corporation the foregoing Articles Supplementary to be the corporate act of the Corporation and hereby certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

    /s/ Gregory W. Wendt
Gregory W. Wendt
President